Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on the 10th day of September, 2019, by and between Capital Senior Living Corporation, a Delaware corporation (“CSL” or “the Company”), and Brandon Ribar, (“Employee”). The term of this Agreement shall be deemed to have commenced effective as of September 10, 2019 (“Employment Commencement Date”).

1. Appointment, Title and Duties. Commencing on the Employment Commencement Date, CSL hereby employs Employee to serve in the positions as assigned to him by its Board of Directors, which currently shall be as an Executive Vice President and Chief Operating Officer. In such capacity, Employee shall report to the Chief Executive Officer of CSL and shall have such powers, duties and responsibilities as are customarily assigned said position and as may be otherwise assigned to him by the Chief Executive Officer. In addition, Employee shall have such other duties and responsibilities as may reasonably be assigned to him by the Chief Executive Officer.

2. Term of Agreement. The initial term of this Agreement shall be for a one (1) year period ending on September 9, 2020 (“Employment Period”). The term of this Agreement may be extended by the mutual written consent of the Employee and Company. This Agreement shall terminate upon the earlier of: (i) the date of the voluntary resignation of Employee, (ii) the date of Employee’s death or determination of Employee’s disability (as defined in Paragraph 6 below), (iii) the date of notice by CSL to Employee that this Agreement is being terminated by CSL whether “for cause” (as defined in Paragraph 6 below) or without cause, (iv) upon the date a notice of intent to resign for “good reason” (as defined in Paragraph 6 below) is delivered to the Company by Employee, or (v) expiration of the term.

3. Acceptance of Position. Employee hereby accepts the positions assigned by the Board of Directors, and agrees that during the term of this Agreement he will faithfully perform his duties and will devote substantially all of his business time to the business and affairs of CSL and will not engage, for his own account or for the account of any other person or entity, in any other business or enterprise except with the express written approval of the Chief Executive Officer of CSL. Employee may, at his sole discretion, (i) serve as a director on the boards of directors of other entities, businesses and enterprises he currently serves on, but no more than two (2) boards and only with the prior written consent of the Chief Executive Officer, and (ii) make personal, passive investments. Employee agrees to perform his duties faithfully, diligently and to the best of his ability, to use his best efforts to advance the best interests of the Company at all times, and to abide by all moral, ethical and lawful policies, guidelines, procedures, instructions and orders given to him by the Company from time to time.

4. Salary and Benefits. During the term of this Agreement:

A)

i.) CSL shall pay or cause to be paid to Employee a base salary at an annual rate of not less than Four Hundred Thousand Dollars ($400,000.00) per annum, paid in approximately equal installments no less frequently than semi-monthly. Employee shall be eligible for a

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performance bonus as determined by the Compensation Committee of the Board of Directors of Capital Senior Living Corporation (the “Compensation Committee”). The Company shall deduct from Employee’s compensation and bonus all applicable local, state, Federal or foreign taxes, including, but not limited to, income tax, withholding tax, social security tax and pension contributions (if any).

ii.) Employee shall be entitled to a signing bonus of two inducement stock awards, the first a performance based award with 45,000 shares which shall vest at target performance and a second stock award that will be time-based for 25,000 shares which shall vest over three (3) years, with 33% on the first anniversary of Employment Commencement Date, 33% on the second anniversary of the Employment Commencement Date, and 34% of the third anniversary of the Employment Commencement Date.

B)

Employee shall participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs, if any, which CSL makes available, in its sole discretion, to its senior executives; however, nothing herein shall be construed to obligate the Company to establish or maintain any employee benefit program. The Company may purchase and maintain in force a death and disability insurance policy in an amount at all times equal to not less than an amount equal to Employee’s annual base salary. The Company shall be the beneficiary of said policy and shall use said policy for the purposes described in Paragraph 7(A)(i), below. Reimbursement of Employee’s reasonable and necessary business expenses incurred in the pursuit of the business of the Company or any of its affiliates shall be made to Employee upon his presentation to the Company of itemized bills, vouchers or accountings prepared in conformance with applicable regulations of the Internal Revenue Service and the policies and guidelines of the Company.

C)

Employee shall be entitled to reasonable vacation time in an amount of three (3) weeks per year pursuant to the Company’s Corporate Policies and Procedures Manual, provided that not more than two (2) weeks of such vacation time may be taken consecutively without prior notice to, and the consent of, the Chief Executive Officer.

5. Restricted Stock Awards.    Pursuant to the terms of CSL’s 2019 Stock Incentive Plan, the Employee shall be entitled to receive restricted stock awards. The number of shares to be offered to Employee shall be determined by the Compensation Committee.

6. Certain Terms Defined. For purposes of this Agreement:

A)	Employee shall be deemed to be disabled if a physical or mental condition shall occur and persist which, in the written opinion of two (2)

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licensed physicians, has rendered Employee unable to perform his assigned duties for a period of ninety (90) calendar days or more, and which condition, in the opinion of such physicians, is likely to continue for an indefinite period of time, rendering Employee unable to return to his duties for CSL. One (1) of the two (2) physicians shall be selected in good faith by the Board of Directors of CSL, and the other of the two (2) physicians shall be selected in good faith by Employee. In the event that the two (2) physicians selected do not agree as to whether Employee is disabled, as described above, then said two (2) physicians shall mutually agree upon a third (3rd) physician whose written opinion as to Employee’s condition shall be conclusive upon CSL and Employee for purposes of this Agreement.

B)

A termination of Employee’s employment by CSL shall be deemed to be “for cause” if it is based upon (i) Employee is charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Employee to the Company, including but not limited to embezzlement, or (iii) Employee’s failure or refusal to perform his duties in accordance with this Agreement.

C)

A resignation by Employee shall not be deemed to be voluntary, and shall be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Employee’s duties or base salary, which is not part of an overall diminution for all executive officers of the Company, or (ii) a material breach by the Company of the Company’s obligations to Employee under this Agreement.

7. Certain Benefits and Obligations Upon Termination.

A)

In the event that Employee’s employment terminates (i) because CSL has terminated Employee other than “for cause” (as described above), including due to a Fundamental Change as described below, or (ii) because Employee has voluntarily resigned for “good reason,” as described above, then,

i)

CSL shall pay Employee in accordance with its Corporate Policies and Procedures Manual his base salary for the balance of the term of this Agreement, but not less than one (1) year from the date of notice of termination (base salary and annual bonus paid during the term of this Agreement in the past twelve (12) months for two (2) years if termination is due to a Fundamental Change), and Employee shall retain all his Company stock awards that are vested; provided, however, the benefits described in this Paragraph 7(A)(i) shall terminate at such time as Employee materially breaches the provisions of Paragraphs 7(D), 8, 9 or 10 hereof. A “Fundamental Change” shall be defined as a merger, consolidation or any sale of all or substantially all of the assets of the Company that requires the consent or vote of the holders of common stock where the Company is not the survivor or in control.

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ii)	All accrued but unpaid or unused vacation, sick pay and expense reimbursement shall be calculated in accordance with CSL’s Corporate Policies and Procedures Manual.

B)

In the event that Employee’s employment terminates for any other cause other than those set forth in Paragraph 7(A), which can include but not be limited to voluntary resignation without good reason, termination by CSL “for cause,” expiration of the term of the Agreement, etc., then,

i)	CSL shall pay or cause to be paid to Employee his base salary and earned bonus, up to and through the date of termination;

ii)	All accrued but unpaid or unused vacation, sick pay and expense reimbursement shall be calculated in accordance with CSL’s Corporate Policies and Procedures Manual.

C)

Following the termination for any reason of Employee’s employment, Employee shall not for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company or its affiliated companies any business of any kind in which it is or has been engaged, including, without limitation, the solicitation of, interference with, or entering into any contract with any of its past or then existing customers, and (ii) employ, solicit for employment, or recommend for employment any person employed by the Company or its affiliated companies during the period of such person’s employment and for a period of two (2) years thereafter.

8. Confidentiality. Employee hereby acknowledges his understanding that as a result of his employment by CSL, he will have access to, and possession of, valuable and important confidential or proprietary data, documents and information concerning CSL, its operations and its future plans. Employee hereby agrees that he will not, either during the term of his employment with CSL, or at any time after the term of his employment with CSL, divulge or communicate to any person or entity, or direct any employee or agent of CSL or of his to divulge or communicate to any person or entity, or use to the detriment of CSL or for the benefit of any other person or entity, or make or remove any copies of, such confidential information or proprietary data or information, whether or not marked or otherwise identified as confidential or secret. Upon any termination of this Agreement for any reason whatsoever, Employee shall surrender to CSL any and all materials, including but not limited to drawings, manuals, reports, documents, lists, photographs, maps, surveys, plans, specifications, accountings and any and all other materials relating to the Company or any of its business, including all copies thereof, that Employee has in his possession, whether or not such material was created or compiled by Employee, but excluding, however, personal memorabilia belonging to Employee. With the exception of such excluded items, materials, etc., Employee acknowledges that all such material

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is solely the property of CSL, and that Employee has no right, title or interest in or to such materials. Notwithstanding anything to the contrary set forth in this Paragraph 8, the provisions of this Paragraph 8 shall not apply to information which: (i) is or becomes generally available to the public other than as a result of disclosure by Employee, or (ii) is already known to Employee as of the date of this Agreement from sources other than CSL, or (iii) is required to be disclosed by law or by regulatory or judicial process.

9. Non-Competition. Employee hereby agrees that for a period of one (1) year after any termination for any reason whatsoever of this Agreement (other than the non-renewal of this Agreement on the same terms by the Company) and after the last payment to Employee provided for hereunder (except that such period shall be coterminous with the time period Employee received any termination compensation as set forth in Paragraph 7(A) if such termination is without cause), he will not, directly or indirectly, commence doing business, in any manner whatsoever, which is in competition with all or any portion of the business of CSL in any state in which CSL then operates, owns, or is in the process of developing more than three (3) facilities. CSL hereby acknowledges and agrees that Employee’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent (5%) or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of this Paragraph 9.

10. Work Product. The Employee agrees that all innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relates to the Company’s or any of its subsidiaries’ or affiliates’ actual or anticipated business, or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company (“Work Product”) belong to the Company or such subsidiary or affiliate. The Employee will promptly disclose such Work Product to the Chief Executive Officer and perform all actions reasonably requested by the Chief Executive Officer (whether during or after the employment period) to establish and to confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

11. Legal Action. In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs. In the event of a breach or threatened breach by Employee of the provisions of Paragraph 7(D), 8, 9, or 10, Employee and the Company agree that the Company, shall, in addition to any other available remedies, be entitled to an injunction restraining Employee from violating the terms of the applicable Paragraph and that said injunction is appropriate and proper relief for such violation.

12. Notices. All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by hand delivery, overnight courier service or certified mail, return receipt requested, to the party being notified at said party’s address set forth adjacent to said party’s signature on this Agreement, or at such other address as may be designated by a party in a notice to the other party given in accordance with this Agreement. Notices given by hand delivery or overnight courier service shall be deemed received on the date of delivery shown on the courier’s delivery receipt or log. Notices given by certified mail shall be deemed received three (3) days after deposit in the U.S. Mail.

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13. Construction. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision. In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders, as appropriate, and no meaning or effect shall be given to the captions of the paragraphs in this Agreement, which are inserted for convenience of reference only.

14. Choice of Law; Survival. This Agreement shall be governed and construed in accordance with the internal laws of the State of Texas without resort to choice of law principles. The provisions of Paragraphs 7, 8, 9, and 10 shall survive the termination of this Agreement for any reason whatsoever.

15. Protected Communications. Nothing in this Agreement is intended to, or will, be used by any way to, limit Employee’s rights to communicate with the Securities and Exchange Commission (the “SEC”) or any other governmental agency, as provided for, protected under or warranted by applicable law, including, but not limited to, Section 21F of the Securities Exchange Act of 1934, as amended, and SEC Rule 21F-7 (the “Protected Communications”). Nothing in this Agreement requires Employee to notify, or obtain permission from, CSL before engaging in any Protected Communications.

16. Integration; Amendments. This is an integrated Agreement. This Agreement constitutes and is intended as a final expression and a complete and exclusive statement of the understanding and agreement of the parties hereto with respect to the subject matter of this Agreement. All negotiations, discussions and writings between the parties hereto relating to the subject matter of this Agreement are merged into this Agreement, and there are no rights conferred, nor promises, agreements, conditions, undertakings, warranties or representations, oral or written, expressed or implied, between the undersigned parties as to such matters other than as specifically set forth herein. No amendment or modification of or addendum to, this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

17. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that Employee shall not be entitled to assign his interest in this Agreement (except for an assignment by operation of law to his estate), or any portion hereof, or any rights hereunder, to any party. Any attempted assignment by Employee in violation of this Paragraph 17 shall be null, void, ab initio and of no effect of any kind or nature whatsoever.

18. Taxes.

(a) All payments to be made to and on behalf of the Employee under this Agreement will be subject to required withholding of federal, employment and excise taxes, and to related reporting requirements.

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(b) Limitation on Parachute Payments. In the event that the payment and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 11(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s payments and benefits will be either:

(i)	delivered in full, or

(ii)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, result in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in severance and other payments and benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order; (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not Deferred Payments and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards.

Any determination required under this Section 18(b) will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the Change in Control (the “Accountants”), whose good faith determination will be conclusive and binding upon Employee and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, of if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 18(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

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19. 409A. This Agreement is intended to provide payments that are exempt from and/or that comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and this Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A). If any provision of this Agreement would cause Employee to incur any additional tax under Section 409A, this Agreement shall be deemed amended to reform, and/or the parties hereto will in good faith attempt to reform, the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A. All references herein to Employee’s “termination of employment” or other similar term shall refer to Employee’s “separation from service” within the meaning of Section 409A and Treas. Reg. Section 1.409A-1(h).

Notwithstanding anything herein to the contrary, if on the date of Employee’s separation from service Employee is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first (1st) business day of the seventh (7th) month following Employee’s separation from service date (or, if earlier, Employee’s date of death), and the total of such delayed amounts shall be paid as a lump sum on such date. For purposes of clarification, any portion of any separation allowance or other payment due to Employee under this Agreement that is not considered deferred compensation under Section 409A through either the “short-term deferral” exception pursuant to Treasury Reg. 1.409A-1(b)(4) or the “separation pay” exception pursuant to Treasury Reg. 1.409A-1(b)(9) will not be subject to the 6 month delay described in this paragraph as provided under Section 409A.

With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the expenses eligible for reimbursement or in-kind benefits provided to Employee must be incurred during the Employment Period (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (iii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

Employee acknowledges and agrees that Employee has obtained no advice from the Company or any of its affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of

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Employee’s receipt of the payments, benefits and other consideration provided for in this Agreement. Employee further acknowledges and agrees that Employee is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Employee under this Agreement. Employee agrees to hold the Company harmless for any and all taxes, penalties or other assessments that Employee is, or may become, obligated to pay on account of any payments made and other consideration provided to Employee under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above to be effective as of the date specified in the preamble of this Agreement.

CAPITAL SENIOR LIVING CORPORATION a Delaware Corporation

Address: 14160 Dallas Parkway, Suite 300 Dallas, TX 75254	By:	/s/ Kimberly Lody
Kimberly Lody, President & Chief Executive Officer

EMPLOYEE

Address: 105 Harvard Dr Southlake, TX 76092	/s/ Brandon Ribar
Brandon Ribar

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